                                                                  Exhibit 3.2

                          BEACON CAPITAL PARTNERS, INC.

                            CERTIFICATE OF CORRECTION

                                       OF

                        AMENDED ARTICLES OF INCORPORATION

THIS IS TO CERTIFY THAT:

         FIRST: The title of the document being corrected is Amended Articles of Incorporation.

         SECOND: The Amended Articles of Incorporation of Beacon Capital Partners, Inc., a Maryland corporation (the "Corporation"), were filed with the State Department of Assessments and Taxation of Maryland on March 17, 1998.

         THIRD: The provisions of the Amended Articles of Incorporation which are to be corrected and the corrections thereto are set forth below.

                  1. Article VI, Section 6.5 Resignation or Removal of Directors, shall be corrected as follows:

         The word "Preferred" shall be deleted from the fifth line of Article VI, Section 6.5.
                  2. Article VI, Section 6.6 Vacancies, currently reads as follows:

                  6.6 Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors; provided that any Director appointed to fill the vacancy for an Independent Director shall also require the vote of a majority of the Independent Directors. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until such Director's earlier resignation or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock, when the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until such vacancy is filled.

                  Article VI, Section 6.6 Vacancies, as corrected shall read as follows:

                  6.6 Vacancies. Subject to the rights, if any, of the holders of any series of Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, may be filled by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors; provided that any Director appointed to fill the vacancy for an Independent Director shall also require the vote of a majority of the Independent Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock, when the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until such vacancy is filled.

         IN WITNESS WHEREOF, I have signed this Certificate of Correction and acknowledge the same to be my act on this 17 day of March, 1998.


                                   /s/ Nancy H. Duff
                                   -------------------------
                                   Nancy H. Duff
                                   Incorporator


                                        3